                                                                  Exhibit (d)(3)


                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT


     This Amendment dated as of June 15, 1999 (the "Amendment") is made to the Investment Advisory Agreement, dated as of December 31, 1996 (the "Agreement"), as amended on June 16, 1998, between The FBR Family of Funds (the "Trust") and FBR Fund Advisers, Inc. ("Fund Advisers").

     The Trust and Fund Advisers agree that the Agreement shall, as of the date first written above, be amended as follows:

1. Schedule A of the Agreement shall be deleted in its entirety and the Schedule A attached hereto shall be substituted in its place.

     In all other respects, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first written above.


THE FBR FAMILY OF FUNDS

By:
      --------------------------------

Title:
      --------------------------------

FBR Fund Advisers, Inc.


By:
      --------------------------------

Title:
      --------------------------------

                                   Schedule A


         NAME OF FUND                                                FEE*
         ------------                                                ----

FBR Financial Services Fund                                          0.90%
FBR Small Cap Financial Fund                                         0.90%
FBR Small Cap Value Fund                                             0.90%
FBR Realty Growth Fund                                               1.00%
FBR Technology Fund                                                  1.00%

---------------------

* As a percentage of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time.


116169.1